EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Fourth Quarter and 2013 Full Year Financial Results

General Availability Ship Date for penveu® - May 2014

CARROLLTON, Texas – March 27, 2014 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its fourth quarter and full year ended December 31, 2013.

Revenues for the fourth quarter of 2013 were $4.3 million, an increase of 35% when compared to revenues from the fourth quarter of 2012 of $3.2 million. On a sequential basis, revenues increased 4% when compared to revenues from the third quarter of 2013 of $4.2 million. Revenues in the quarter were primarily derived from telecommunications and enterprise product revenues, which increased 10% to $2.7 million in the fourth quarter of 2013 compared to $2.4 million for the fourth quarter of 2012. Services revenues increased approximately 122% to $1.6 million in the fourth quarter of 2013 compared to $710,000 in the fourth quarter of 2012. Gross margin was 38% for the fourth quarter of 2013 compared to 39% for the fourth quarter of 2012. The Company reported a net loss of $474,000, or ($0.07) per share in the fourth quarter of 2013 compared to a net loss of $1.2 million, or ($0.17) per share in the fourth quarter of 2012.

For the full year of 2013, revenues increased approximately 13% to $15.6 million, compared to $13.9 million for the full year of 2012. Gross margin decreased to 40% for the year ended December 31, 2013, compared to 44% for the year ended December 31, 2012. The Company reported a net loss of $2.7 million, or ($0.39) per share for 2013 compared to a net loss of $3.8 million, or ($0.54) per share for 2012. On December 31, 2013, the Company’s working capital position was $9.8 million, including cash and marketable securities of $6.6 million.

“While we are pleased to report the improved financial results for 2013 compared to 2012, we are thrilled to announce that penveu will be in the hands of customers in less than two months,” said Gregory B. Kalush, CEO and President of Interphase. “We believe that penveu will be a game changer in the education and enterprise markets because its functionality exceeds that of any other product in its class. Although we experienced delays in the release of this product due to the complexity of the innovative, never-done-before positioning system, today I am very excited to state: it is finally here! Additionally, during the past several weeks, we focused on re-combining our R&D and Manufacturing organizations into one very efficient facility. At the same time, we purchased additional Surface-Mount Technology (SMT) equipment to support the increasing build volumes in anticipation of continued growth in our Electronics Manufacturing Services (EMS) business as well as penveu sales.”

The Company will begin shipping penveu in May 2014. penveu is a handheld device that replaces the need for interactive whiteboards, interactive projectors and expensive large touch screen displays. penveu addresses many of the shortcomings of alternate interactive technologies because it can be installed in as little as 30 seconds, and it can be added to projectors and large screen displays that are already installed. penveu is aimed at the education market with more than 30 million classrooms worldwide, and it can also be used effectively in the corporate training market as well as the enterprise market. For more information about penveu, please visit www.penveu.com.

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company provides its customers solutions for connectivity, interworking and packet processing.  Clients of the Company’s communications networking products include Alcatel-Lucent, Fujitsu Ltd., Genband, Hewlett Packard, and Samsung.

The Company also offers engineering design and manufacturing services to customers from a wide variety of industries within the electronics market.

Interphase recently expanded its business to include penveu®, a handheld device that adds interactivity to the installed base of projectors and large screen displays, making any flat surface, from pull down screens to HDTVs, an interactive display system. penveu is an affordable and portable solution that targets the education and enterprise markets.

The Company, founded in 1974, is headquartered in Carrollton, Texas, with sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets and adverse global economic conditions, our reliance on a limited number of customers, the lack of spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2013	2012	2013	2012
Revenues	$4,322	$3,204	$15,588	$13,855
Gross margin	1,659	1,259	6,309	6,149
Research and development	683	814	2,992	3,290
Sales and marketing	603	658	2,625	3,358
General and administrative	707	715	2,946	3,034
Restructuring charge (benefit)	-	253	(67)	253
Total operating expenses	1,993	2,440	8,496	9,935
Loss from operations	(334)	(1,181)	(2,187)	(3,786)
Loss before income tax	(461)	(1,181)	(2,657)	(3,773)
Net loss	(474)	(1,193)	(2,703)	(3,785)
Net loss per diluted share	$(0.07)	$(0.17)	$(0.39)	$(0.54)
Weighted average common and dilutive shares	7,011	7,003	7,006	6,975

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Dec. 31, 2013	Dec. 31, 2012
Cash and marketable securities	$6,599	$8,803
Accounts receivable, net	2,679	2,781
Inventories	3,332	2,219
Net property, plant and equipment	317	334
Total assets	14,409	15,178
Total liabilities	7,387	6,125
Total shareholders' equity	$7,022	$9,053

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